FINANCIAL NEWS

Investor Contact:	Media Contact:
John Kurtzweil Chief Financial Officer Cirrus Logic, Inc. (512) 912-3222	Bill Schnell Cirrus Logic, Inc. (512) 851-4084 bill.schnell@cirrus.com

InvestorRelations@cirrus.com

Cirrus Logic Receives $25 Million in Litigation Settlement with Fujitsu, Amkor, and Sumitomo
Bakelite

AUSTIN, Texas – April 28, 2005 – Cirrus Logic Inc. (Nasdaq: CRUS) today announced a settlement and release of all claims between Cirrus Logic, Fujitsu Ltd., Amkor Technology Inc., and Sumitomo Bakelite Co. Ltd., over the alleged failure of certain semiconductor integrated circuits (ICs) sold by Cirrus Logic to Fujitsu. As part of a broader settlement involving all parties to the matter, Cirrus Logic will receive a payment of $25 million from Fujitsu. This settlement will result in a one-time benefit to the company’s net income. The company anticipates that the payment will be received prior to the end of June 2005.

“From the beginning of this litigation we have maintained our confidence that we would reach a favorable resolution,” said David D. French, president and chief executive officer, Cirrus Logic. “We are pleased that this litigation is now behind us, and the $25 million settlement further strengthens Cirrus Logic’s total cash and debt-free balance sheet.”

Upcoming Conferences

Cirrus Logic management will be presenting at two upcoming conferences in New York. The CIBC Communications & Technology Conference on May 11, 2005 and at the Piper Jaffray Technology Conference on May 13, 2005. Those wishing to listen to these presentations can hear a live and an archived webcast of these events via the company’s Web site at www.cirrus.com.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

###